                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Unigraphics Solutions, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [LETTERHEAD OF UNIGRAPHICS]
                             13736 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1999

   The Annual Meeting of Stockholders of Unigraphics Solutions Inc. ("UGS") will be held at the Radisson Hotel - St. Louis Airport, 11228 Lone Eagle Drive, Bridgeton, Missouri 63044, on May 19, 1999 at 11:00 a.m., Central Time. The purpose of the meeting is to consider and act upon the following matters:

     1. To elect two Class I directors for a three-year term;

     2. To approve the Unigraphics Solutions Inc. Employee Stock Purchase
  Plan;

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The record date for the annual meeting is March 24, 1999. Only stockholders of record at the close of business on that date can vote at the meeting.

                                       By Order of the Board of Directors


                                       /s/ Douglas E. Barnett
                                          -------------------------------------
                                       Douglas E. Barnett
                                       Vice President, Chief Financial Officer
                                       and Secretary

April 8, 1999

Whether or not you intend to be present at the meeting, please promptly mark, sign, date and return the accompanying proxy. A return envelope is enclosed for your convenience.

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1999

   The Board of Directors of Unigraphics Solutions Inc. is soliciting proxies to be used at the 1999 Annual Meeting of Stockholders (the "Meeting"). This Proxy Statement and the form of proxy will be mailed to stockholders on or about April 8, 1999. References in this Proxy Statement to "UGS", the "Company" or "we" are to Unigraphics Solutions Inc. References to "EDS" are to Electronic Data Systems Corporation, our principal stockholder. The address of UGS' principal executive offices is 13736 Riverport Drive, Maryland Heights, Missouri 63043.

Who Can Vote

   Record holders of UGS common stock at the close of business on March 24, 1999 may vote at the Meeting. On that date, 5,000,000 shares of Class A Common Stock and 31,265,000 shares of Class B Common Stock were outstanding. Each share of Class A Common Stock is entitled to cast one vote while each share of Class B Common Stock is entitled to 10 votes on all matters submitted to a vote of stockholders. Holders of Class A Common Stock are generally entitled to vote with the holders of Class B Common Stock as one class on all matters as to which the holders of Class B Common Stock are entitled to vote.

How You Can Vote

   If you return your signed proxy before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some, or none of the nominees for director.

   If you do not specify on your proxy card how you want to vote your shares, we will vote them "For" the election of all nominees for director as set forth under "Election of Directors" below and we will vote them "For" the approval of the Unigraphics Solutions Inc. Employee Stock Purchase Plan as set forth in Proposal 2 below.

Revocation of Proxies

   You can revoke your proxy at any time before it is exercised in any of the following three ways:

     1. by submitting written notice of revocation to the Secretary of UGS;

     2. by submitting another proxy that is properly signed and later dated;
  or

     3. by voting in person at the Meeting.

Required Votes

   The holders of a majority of the voting power of the outstanding shares of UGS entitled to vote generally in the election of directors, who are either present in person or represented by proxy at the Meeting, will constitute a quorum for the transaction of business at the Meeting. The election of directors requires a plurality of the votes cast. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Meeting. Approval of the Unigraphics Solutions Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting of the stockholders of the Company and entitled to vote on the proposal. Accordingly, abstentions and non-votes will have the effect of votes against this proposal.

   EDS is the beneficial owner of approximately 98.4% of the outstanding voting power of the UGS shares. As a result, EDS has the power to elect the two nominees for director and to approve the Employee Stock Purchase Plan. EDS has indicated that it will vote its shares in accordance with the recommendations of the Board of Directors.

Other Matters To Be Acted Upon At The Meeting

   We do not know of any other matters to be presented or acted upon at the Meeting. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

   The cost of soliciting proxies will be paid by UGS. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communication by directors, officers or employees of UGS, without extra compensation. We have retained Corporate Investor Communications, Inc. to assist in the distribution of proxy materials to beneficial holders of shares held in street name. We may also reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining their instructions.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   Our Certificate of Incorporation provides for three classes of directors to be as equal in number as possible. Each class serves a three year term, with one class elected each year. Currently, the Board of Directors is comprised of seven members. The two Class I directors whose terms expire at this Meeting are John J. Mazzola and John A. Adams. The Board of Directors has nominated these persons for election as Class I directors. If elected, each director will serve until the annual meeting in 2002 or until he is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at the annual meeting in 2000 or 2001, as the case may be.

   We will vote your shares as you specify on the enclosed proxy form. If you sign, date and return the proxy form but do not specify how you want your shares voted, we will vote them FOR the election of the two nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

   The Board of Directors held two meetings in 1998. All directors attended at least 75% of the meetings of the Board of Directors and the committees thereof of which they are members.

   The following information regarding the nominees for director and each current director continuing in office is as of March 1, 1999.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTOR.

Nominees for Directors for Three Year Term Expiring in 2002

  John A. Adams, 44

  Mr. Adams has served as a director of UGS since June 1998. He has been Vice President and Corporate Controller of EDS since August 1998 and prior to that time had been Controller of its Financial Planning and Reporting organization since 1994. As such he was responsible for corporate level internal and external financial reporting and planning, as well as the management of the Shared Financial Services Group and the financial oversight of a number of EDS business units. Mr. Adams joined EDS in 1985 and his previous positions in EDS include Controller, the Americas, and Controller, International Operations.

  John J. Mazzola, 55

  Mr. Mazzola was appointed President and Chief Executive Officer of UGS on January 1, 1998. From 1992 to December 1997, he served as the President of the Unigraphics division of EDS. Prior to 1992, Mr. Mazzola served as President of McDonnell Douglas Systems Integration ("MDSI"), the predecessor to the Unigraphics division of EDS, where he held numerous positions, including Vice President of Manufacturing and Engineering, Director of Marketing, Vice President of Check Card Systems and Vice President of Research and Development. Mr. Mazzola has served as a director of UGS since June 1998.

Members of the Board Continuing in Office

Term Expiring in 2000

  J. Davis Hamlin, 66

  Mr. Hamlin retired from EDS as Senior Vice President and director in June 1994, which positions he held since 1987. He served as Chief Financial Officer of EDS from April 1986 to November 1990 and continued to oversee EDS' financial planning, administration and investor relations through December 1991. Mr. Hamlin joined EDS in 1966 and served in numerous management capacities. Mr. Hamlin has served as a director of UGS since June 1998.

  Gary B. Moore, 49

  Mr. Moore has been a Senior Vice President of EDS since June 1996 and prior to that time had been a Vice President since 1992. Since June 1996, Mr. Moore has held responsibility for EDS' business units serving customers in the manufacturing, retail and distribution industries. He served as Chairman of EDS Japan from January 1993 to June 1996. Mr. Moore became a director of UGS at its inception in October 1997 and has been Vice Chairman since June 1998.

  William P. Weber, 58

  Mr. Weber served in various capacities with Texas Instruments Incorporated from 1962 until his retirement in April 1998. From December 1986 until December 1993, he served as the President of Texas Instrument's worldwide semiconductor operations; and from December 1993 until his retirement in April 1998, he served as Vice Chairman of Texas Instruments. He held a number of executive positions in TI's semiconductor, international, defense, digital systems, consumer, materials, and controls businesses. He is a director of Kmart Corporation and Micron Technology, Inc. He has served as a director of UGS since June 1998.

Term Expiring in 2001

  Jeffrey M. Heller, 59

  Mr. Heller has been President and Chief Operating Officer of EDS since June 1996 and was a Senior Vice President from 1984 until June 1996. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of EDS and Mutual of Omaha. Mr. Heller has served as Chairman of UGS since January 1999.

  Leo J. Thomas, 62

  Dr. Thomas retired in May 1996 from Eastman Kodak Company, a manufacturer of imaging products. From September 1994 to May 1996, he held the position of Executive Vice President and from September 1991 to September 1994 he was Group Vice President of Eastman Kodak Company. He is a director of Frontier Corporation. Dr. Thomas has been a director of UGS since June 1998.

Committees of the Board of Directors

   Audit Committee: The Audit Committee is composed of Leo J. Thomas (Chairman), J. Davis Hamlin and William P. Weber. It was formed in June 1998 in connection with the Company's initial public offering and met one time in 1998. Its function is to review and recommend the selection of independent auditors, the fees to be paid to such auditors, the adequacy of the audit and accounting procedures of UGS and such other matters as may be specifically delegated to the Audit Committee by the Board of Directors.

   Compensation Committee: The Compensation Committee is composed of William
P. Weber (Chairman) and Leo J. Thomas, none of whom are employees or officers of UGS or EDS. It was formed in June 1998 in connection with the Company's initial public offering and met two times in 1998. It administers management incentive compensation plans, including the 1998 Incentive Plan, and establishes the management remuneration policies of UGS, including salary rates and fringe benefits of elected officers, other remuneration plans such as incentive compensation, deferred compensation and stock option plans, directors' compensation and benefits and such other matters as may be specifically delegated to it by the Board of Directors.

   Executive Committee: The Executive Committee is composed of Jeffrey M. Heller (Chairman), John J. Mazzola and Gary B. Moore. It was formed in June 1998 in connection with the Company's initial public offering and did not formally meet in 1998. It has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of UGS, with the exception of such powers and authority as may be specifically reserved to the Board by law or by resolution adopted by the Board of Directors.

   The Board of Directors does not have a nominating committee, but will consider director nominee recommendations by stockholders who write to Douglas
E. Barnett, Secretary, providing the name and a detailed biography of each prospective nominee. In January or February each year, the Board of Directors expects to consider nominees for directors to be elected at the Company's next Annual Meeting of Stockholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in the Company's proxy statement, prospective nominee recommendations should be received by the Secretary prior to the last week of December of the preceding calendar year. See "Stockholder Proposals for 2000 Annual Meeting" for description of bylaw procedures governing stockholder nominations.

Director Compensation

   A director who is also an employee of UGS or EDS is not entitled to any additional compensation for serving as a director. Each non-employee director of UGS receives an annual retainer for Board of Directors and committee service of $20,000, a fee of $3,500 for serving as a committee chairman, a fee of $1,000 for attending each meeting of the Board of Directors or a Board committee and reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at any such meeting.

   In addition, pursuant to the Unigraphics Solutions Inc. 1998 Incentive Plan (the "Incentive Plan") each non-employee director receives, on an annual basis, options to purchase 3,000 shares of Class A Common Stock with a ten year term and an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. Such options become exercisable in increments of one-third of the total number of shares subject thereto on the first, second and third anniversaries of the date of grant. All unvested options granted to a non-employee director will be forfeited if he or she resigns from the Board of Directors without the consent of a majority of the other directors.

   A non-employee director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a number of options equal to the product of (x) three times (y) a fraction the numerator of which is equal to the dollar amount of fees the director elects to forego in the next year in exchange for options and the denominator of which is equal to the fair market value of Class A Common Stock on the date of the election. The terms of the options received by a non-employee director pursuant to such election will be the same as for options automatically granted. All non-employee directors have elected to participate in this plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires UGS' directors and executive officers, and persons who own beneficially more than ten percent (10%) of the common stock of UGS, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to UGS pursuant to Section 16(a). Based solely on the reports received by UGS and on written representations from reporting persons, UGS believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 1998.

                           OWNERSHIP OF COMMON STOCK

   The table below sets forth certain information with respect to the beneficial ownership as of February 19, 1999, to the extent known to UGS, of
(1) the Class A Common Stock and Class B Common Stock of UGS by each beneficial owner of more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock of UGS and (2) the outstanding shares of Class A Common Stock and Class B Common Stock of UGS and the common stock of EDS by (i) each director of UGS, (ii) each executive officer named in the Summary Compensation Table and (iii) all executive officers and directors of UGS as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                       Beneficial Ownership
                                                    --------------------------
                          UGS Class A Common Stock   UGS Class B Common Stock    EDS Common Stock
                          ------------------------- -------------------------- --------------------
                                            Percent                    Percent              Percent
                          Number of Percent of UGS    Number   Percent of UGS   Number of   of EDS
                           Shares   of UGS  Voting      of     of UGS  Voting     Shares    Common
Name of Beneficial Owner     (f)    Class A  Power    Shares   Class B  Power  (g)(h)(i)(j)  Stock
------------------------  --------- ------- ------- ---------- ------- ------- ------------ -------
Electronic Data Systems
 Corporation (a)........     --       --      --    31,265,000   100%   98.4%
Wellington Management
 Company,
 LLP (b)................   769,300   15.4%    .24%      --       --      --
FMR Corp. (c)...........   609,800   12.2%    .19%      --       --      --
The Hartford Mutual
 Funds, Inc. (d)........   605,200   12.1%    .19%      --       --      --
J & W Seligman & Co.
 Incorporated (e).......   602,700   12.1%    .19%      --       --      --
John A. Adams...........     1,000      *       *       --       --      --       23,620        *
Anthony J. Affuso.......    31,350      *       *       --       --      --        6,427        *
Douglas E. Barnett......    25,000      *       *       --       --      --           55        *
James Duncan............    13,333      *       *       --       --      --          625        *
J. Davis Hamlin.........     2,000      *       *       --       --      --       28,723        *
Jeffrey M. Heller.......       -0-      *       *       --       --      --      325,130        *
Dennis P. Kruse.........    14,333      *       *       --       --      --          670        *
John J. Mazzola.........    40,833      *       *       --       --      --        3,861        *
Gary B. Moore...........     4,000      *       *       --       --      --       57,586        *
Dr. Leo J. Thomas.......     5,000      *       *       --       --      --          -0-        *
William P. Weber........     8,000      *       *       --       --      --          -0-        *
All directors and
 executive officers as a
 group (13 persons).....   172,349    3.4%      *       --       --      --      454,195        *

--------
(a) EDS exercises sole voting and dispositive power over the shares of Class B Common Stock held by it. The address of EDS is 5400 Legacy Drive, Plano, Texas 75024. Mr. Heller is also a director and executive officer of EDS. Messrs. Adams and Moore are also executive officers of EDS. Mr. Hamlin is a former director and executive officer of EDS. These individuals disclaim beneficial ownership of the shares of Class B Common Stock beneficially owned by EDS.
(b) Based on Amendment No. 1 to Schedule 13G dated January 1, 1999. Wellington Management Company, LLP reports shared voting and dispositive power over 769,300 shares of Class A Common Stock, in its capacity as investment advisor to various clients. No such client was known to have the right or power to direct the receipt of dividends or sale proceeds with respect to more than 5% of the class except Hartford Capital Appreciation HLS Fund, Inc. See note (d). The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(c) Based on Amendment No. 1 to Schedule 13G dated February 1, 1999. FMR Corp. reports sole voting power over 36,300 shares and sole dispositive power over 609,800 shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 573,500 shares of the Class A Common Stock as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 573,500 shares or 11.5% of the Class A Common Stock. Edward C. Johnson 3rd, FMR Corp., through its control of Fidelity, and the funds have sole power to dispose of 573,500 shares. Voting power resides with the Board of Trustees of the various funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 36,300 shares as a result of serving as investment manager of institutional account(s). The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(d) See note (b). Based on Schedule 13G dated February 9, 1999. The Hartford Mutual Funds, Inc. reports on behalf of The Hartford Capital Appreciation Fund shared voting and dispositive power over 605,200 shares of Class A Common Stock. The address of The Hartford Mutual Funds, Inc. is 200 Hopmeadow Street, Simsbury, CT 06070.
(e) Based on Schedule 13G dated March 16, 1999. J & W Seligman & Co. Incorporated ("JWS") reports shared voting power over 599,500 shares of Class A Common Stock and shared dispositive power over 602,700 shares of Class A Common Stock, including 377,000 shares (or 7.54% of the Class A Common Stock) over which Seligman Frontier Fund, Inc. had shared voting and dispositive power. JWS serves as investment advisor for Seligman Frontier Fund, Inc. William C. Morris was reported to be the majority shareholder of JWS and therefore may be deemed to beneficially own the shares reported by JWS. The address of JWS is 100 Park Avenue, New York, NY 10017.
(f) Amounts reported include shares of UGS Class A Common Stock which may be acquired on or before April 20, 1999 through the exercise of stock options as follows: Mr. Affuso--25,000 shares; Mr. Barnett--15,000 shares; Mr. Duncan--13,333 shares; Mr. Kruse--13,333 shares; and Mr. Mazzola--33,333 shares; and all directors and executive officers as a group--119,999 shares.
(g) Excludes unvested restricted stock units granted under the EDS Incentive Plan (and its predecessor) as follows: Mr. Adams--48,500 units; Mr. Affuso--9,300 units; Mr. Duncan--5,250 units; Mr. Heller--564,000 units; Mr. Kruse--5,250 units; Mr. Mazzola--12,800 units; Mr. Moore--148,000 units and all directors and executive officers as a group--802,450 units.
(h) Amounts reported include EDS Common Stock allocated to accounts under EDS' 401(k) Plan as follows: Mr. Affuso--5,336 shares; Mr. Barnett--55 shares; Mr. Heller--496 shares; Mr. Kruse--45 shares; Mr. Mazzola--39 shares; Mr. Moore--3,658 shares; and all directors and executive officers as a group-- 9,705 shares.
(i) Excludes unvested stock units granted under the EDS Performance Share Plan as follows: Mr. Adams--1,318 units; Mr. Affuso--726 units; Mr. Duncan--682 units; Mr. Kruse--1,100 units; Mr. Mazzola--1,566 units; and all directors and executive officers as a group--6,956 units.
(j) Amounts reported include shares of EDS Common Stock which may be acquired on or before April 20, 1999 through the exercise of 1998 EDS Stock Incentive Plan option shares awarded to EDS Senior Executives as follows:
    Mr. Adams--15,000 shares; Mr. Heller--60,000 shares; Mr. Moore--20,000 shares.
*None of the persons listed above beneficially own in excess of 1% of the common stock of UGS or EDS.

                            EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

   The Compensation Committee of the Board of Directors (the "Committee") is comprised of the two non-employee directors of the Company. Among other duties, the Committee is responsible for establishing and administering compensation programs for UGS' executive officers, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee administers all compensation and benefit components for executive officers, including setting base salaries, establishing performance targets, determining the payment of cash incentives and setting equity awards under executive short term and long term incentive plans. The Committee was established in June 1998 at the time of the Company's initial public offering. Prior to that time, the compensation of the executive officers was administered by EDS.

   Compensation Philosophy. The Committee's compensation philosophy is based on the premise that executive officers should receive competitive compensation determined by reference to competitive market rates among companies with which the Company competes for talented executives and the Company's and the individual executive's performance in relation to identified targets and goals. Compensation plans and programs are intended (i) to motivate and reward executive officers for achievement of long term goals and enhancement of stockholder value, and (ii) to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

   The Committee decided that in determining compensation levels it should first evaluate executive officer compensation against independent, published survey data of comparator companies, with a key determinant being the compensation levels and pay practices in the technology industry. Different comparator groups and data sources are used to determine targeted compensation amounts for each of the three components of executive compensation to better determine then-current competitive compensation levels and practices. Overall, the Committee's policy is to provide total compensation to executive officers that is above the 50th percentile of comparator companies when the Company achieves its performance goals. Performance goals are intended to represent performance that is likewise above the 50th percentile of competitors.

   Executive Officer Compensation. The Committee has established three principal components of the Company's executive compensation structure: base salary, annual incentive compensation, and long-term incentive compensation. By allocating a significant portion of the total executive officer compensation package to annual and long-term incentive compensation, which is at-risk and varies based on Company and individual performance, the Committee seeks to tie executive officer compensation to the Company's performance and link the executive officers' goals with the interests of the Company's stockholders. In order to achieve the goal of compensating the executive officers above the 50th percentile of the comparator groups when the Company achieves its goals, the Committee has adopted the following approaches to base salary, annual incentive compensation and long-term incentive compensation.

   Base Salaries. The Committee's policy for establishing and adjusting base salaries for Company executive officers is to maintain base salaries at levels that are competitive with the median level for executives with similar roles and responsibilities in the comparator group. The Committee considers base salaries and adjustments through a process of first identifying competitive ranges for base salaries for similar positions in the comparator group, then evaluating the responsibility, performance, experience and future potential of each executive. In 1998, the Committee did not increase the base salaries of the CEO or any executive officer. However, based on EDS' assessment of competitive factors and an intent to begin aligning Company executive base salaries with the market, EDS increased the base salaries of the CEO and all executive officers (except for the CFO whose hire date was March 2, 1998) at the time of the Company's initial public offering in June 1998. Based on comparator group information, the 1998 base salaries for most of the Company executives, including the Chief Executive Officer, were below the median level for comparable positions in the comparator group.

   Annual Cash Incentive Bonuses. Annual incentive compensation, payable in the form of cash bonuses, reflects the Committee's policy that a significant portion of each executive officer's annual compensation be contingent upon the current performance of the Company. The Committee has approved an executive bonus plan under which demanding performance goals for the Company and each executive are established by the Committee at the beginning of each fiscal year, and payments will be based on the extent to which such targets are achieved. Each year, the Committee will determine the maximum amount of all bonuses under the executive bonus plan for that year and establish the performance objectives that must be achieved in order for all or part of bonuses to be paid. The Committee also determines the maximum amount of bonus for each executive. These amounts are established consistent with the Committee's policy of compensating executive officers above median levels of the comparator group when the Company achieves performance goals established by the Committee. In establishing the amount of bonus, if any, which will be paid to an executive officer at the end of each year, the Committee considers not only whether the Company has achieved the performance goals established by the Committee at the beginning of the year, but also the individual's performance for that year as well as the performance of competitor companies.

   Except with respect to the CFO, annual cash bonus targets and award criteria were established by EDS prior to the formation of the Committee, and 1998 bonuses were paid in accordance with the plan and performance criteria set by EDS. The CFO's 1998 cash bonus amount was paid in accordance with his Employment

Agreement and the Company's performance. Generally, the 1998 cash bonus awards paid to Company executives were lower than amounts paid by comparator companies for executives similarly situated. The 1999 plan is designed to close the gap between the Company and comparator companies with respect to annual cash bonuses paid if the Company and the executives meet Committee established objectives.

   Long Term Incentive Compensation. The Company's 1998 Incentive Plan authorized the award to directors, executive officers and other key employees of up to 1,300,000 shares of Class A Common Stock in the form of stock options, stock appreciation rights, restricted or non-restricted stock or units denominated in stock, cash awards, performance awards or any combination of the foregoing. 1,200,000 shares are available for employee awards and 100,000 shares are available for director awards. Stock options and other Company equity-based awards are designed to align the long term interests of the Company's executive officers and employees with those of its stockholders by linking compensation to increases in shareholder value. In 1998, the Board of Directors authorized the award of 710,000 stock options to executive officers and key employees.

   The number of stock options or other equity-based awards granted to executive officers is based upon the value of long-term awards for similar roles and responsibilities made by comparator group companies, level of responsibility, performance during the previous year, and expected future contributions as determined by the Committee. Generally, the Committee expects to grant stock options at an exercise price equal to the fair market value of the Company stock on the date of grant. Option shares vest over a three-year period. Similar to the other forms of compensation paid to executive officers, the value of stock options granted to executives in 1998 was generally lower than the value of such options granted by comparator companies.

   The Committee also will take into consideration the value of shares of restricted EDS Common Stock granted to certain executives prior to the Company's initial public offering.

   Chief Executive Officer Compensation. The process of setting and administering the compensation of the Chief Executive Officer generally takes into consideration the same factors used for other executive officers. The CEO has a higher percentage of compensation at-risk compared to other executive officers. EDS increased the CEO's annual base salary by 24% to $210,000 annually at the time of the initial public offering in order to begin moving his base salary into alignment with comparator group CEO base salaries. The 1998 base salary for the CEO was below the median base salary for comparator group CEOs. With respect to annual and long term incentive compensation, 1998 amounts were paid or awarded in accordance with plans established by EDS. Using criteria established by EDS senior management prior to the beginning of 1998, the CEO was awarded a cash bonus of $278,100 for 1998. In 1998, the CEO received a grant of 100,000 options to purchase shares of the Company's Class A Common stock in anticipation of the significant contributions expected to be made by the CEO in the future. In addition, he became vested in 3,200 shares of restricted EDS Common Stock previously granted to him under the EDS 1996 Incentive Plan (and predecessor plans).

   Internal Revenue Code Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, except that so-called "performance-based" compensation may be excluded from the $1 million limitation. The Committee intends to structure annual cash bonus awards and option grants in a manner designed to make such awards "performance-based" to the extent practicable while at the same time maintaining competitive compensation levels.

                                          Compensation Committee

                                          William P. Weber, Chairman
                                          Leo J. Thomas

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is composed of William P. Weber and Leo J. Thomas, neither of whom are employees or current or former officers of UGS or EDS.

Stock Performance Graph

   The following graph compares the cumulative total stockholder return on Class A Common Stock since the Company's initial public offering on June 23, 1998 with the cumulative total return of the S&P 500 Stock Index and the S&P Midcap Computer Software Index.

   This graph is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

                Comparison of Six-Month Cumulative Total Return


               UGS Common Stock    S&P 500 Index      S&P Midcap Common

     6/30/98                100              100                    100
     7/31/98                 74               99                     99
     8/31/98                 57               85                     75
     9/30/98                 67               90                     92
    10/30/98                 61               97                     96
    11/31/98                106              103                    116
    12/31/98                104              109                    169


Summary Compensation Table

   Pursuant to a reorganization consummated effective as of January 1, 1998 (the "Reorganization"), UGS became the successor to the mechanical computer-aided design, manufacturing and engineering ("MCAD") businesses of EDS. Prior to the Reorganization, all employees of the Company, including the executive officers, were compensated by EDS and participated in various EDS welfare and benefit plans, including the EDS Retirement Plan. Since the Reorganization, the executive officers and all other employees of the Company have been compensated solely by the Company and through 1998 participated in EDS welfare and benefit plans. The Company currently is in the process of transitioning to new UGS welfare and benefit plans.

   The following table sets forth information with respect to the compensation for the last two years of the Chief Executive Officer and each of the four other most highly compensated executive officers of UGS as of the end of 1998.

                                                      Long Term
                                                     Compensation
                      Annual Compensation               Awards
              ----------------------------------- ------------------
Name and                                                     Number
Principal                            Other Annual Restricted   of     All Other
Position            Salary   Bonus   Compensation   Stock    Options Compensation
During 1998   Year   (a)      (b)        (c)      Awards (d)   (e)       (f)
-----------   ---- -------- -------- ------------ ---------- ------- ------------
John J.
 Mazzola      1998 $204,375 $278,554     $-0-      $    -0-  100,000    $1,200
 President
  and Chief   1997  170,000   60,000      204       516,750      -0-       424
 Executive
  Officer

Anthony J.
 Affuso       1998  180,208  227,951      -0-           -0-   75,000     1,200
 Vice
  President--
  Products    1997  152,500   35,000      295       215,313      -0-       295
 And
  Operations

Douglas E.
 Barnett (g)  1998  150,000  154,470      -0-           -0-   45,000     1,438
 Vice
  President,
  Chief
 Financial
  Officer,
  Secretary

James Duncan
 (h)          1998  167,153  172,538      -0-           -0-   40,000       -0-
 Vice
  President--
  Europe      1997  122,320  128,722      -0-       107,656      -0-       -0-

Dennis P.
 Kruse        1998  142,592  205,180      -0-           -0-   40,000     1,200
 Vice
  President--
  Americas    1997  118,220  128,696      -0-       107,656      -0-       -0-

--------
(a) Salary includes amounts deferred pursuant to the EDS 401(k) Plan.
(b) Represents bonuses earned by the named executives with respect to the year indicated. Amounts for Messrs. Duncan and Kruse in 1997 include commissions or new business bonuses of $59,812 and $106,198, respectively.
(c) For Messrs. Affuso and Mazzola, amounts represent payments in respect of taxes due on imputed interest for non-interest bearing loans.
(d) Represents awards of the following number of shares of restricted EDS Common Stock granted pursuant to the EDS 1996 Incentive Plan to the named executive officers on January 3, 1997: Mr. Mazzola, 12,000 shares; Mr. Affuso, 5,000 shares; Mr. Duncan, 2,500 shares; and Mr. Kruse, 2,500 shares. Such shares will vest ratably over each of the following 10 years subject to the achievement by EDS of performance goals. Shares which do not vest in any year due to failure to achieve such goals will vest in 2007. As of December 31, 1998, the number and fair market value of the aggregate units representing unvested restricted EDS Common Stock held by the named executive officers were: Mr. Mazzola, 12,800 shares, $642,432; Mr. Affuso, 9,300 shares, $466,767; Mr. Duncan, 5,250 shares, $263,498;
    and Mr. Kruse, 5,250 shares, $263,498.
(e) Represents UGS Class A Common Stock options awarded in 1998 under the UGS 1998 Incentive Plan.
(f) The 1997 amounts represent the imputed value of outstanding non-interest bearing loans for the payment of withholding taxes required as a result of the vesting of restricted stock under the EDS 1996 Incentive Plan. The 1998 amounts represent EDS' matching contributions made under the EDS 401(k) Plan.
(g) Mr. Barnett joined the Company on March 2, 1998.
(h) Mr. Duncan's 1998 Salary and Bonus represent U.S. dollar equivalent calculated at the U.S. dollar--British pound sterling exchange rate on December 31, 1998.

Option Grants In Last Fiscal Year

   The following table contains information regarding awards of stock options to the named executive officers in 1998.

                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                                                       Rates of Stock
                                                                            Price
                                                                      Appreciation for
                                    Individual Grants (a)                Option Term
                         -------------------------------------------- -----------------
                                      Percent of
                          Number of     Total
                         Securities  Options/SARs Exercise
                         Underlying   Granted to  or Base
                         Option/SARs Employees in  Price   Expiration
Name                     Granted (b) Fiscal Year   ($/Sh)     Date    5% ($)   10% ($)
----                     ----------- ------------ -------- ---------- ------- ---------
John J. Mazzola.........   100,000      14.08%       14     3/1/2008  880,452 2,231,239
Anthony J. Affuso.......    75,000      10.56%       14     3/1/2008  660,339 1,673,430
Douglas E. Barnett......    45,000       6.34%       14     3/1/2008  396,204 1,004,058
James Duncan............    40,000       5.63%       14     3/1/2008  352,181   892,496
Dennis P. Kruse.........    40,000       5.63%       14     3/1/2008  352,181   892,496

--------
(a) The options become exercisable one-third after one year from the date of the grant, an additional one-third after two years from the date of the grant, and are exercisable in full after three years from the date of grant. The Board is obligated to make proportionate adjustments in the event of any other recapitalization or capital reorganization of the Company, merger, plan of exchange affecting Company common stock, or similar reorganization. Also, the Board is authorized to issue or assume awards by means of a substitution of new awards, as appropriate, for previously issued awards or an assumption of previously issued awards in the case of a merger, consolidation, acquisition of stock or property, reorganization or liquidation.
(b) Represents UGS Class A Common Stock options.

Option Values at Fiscal Year End

   The following table presents (i) the unexercised UGS Class A Common Stock options held by each named executive officer and (ii) the value of all in-the-money options as of December 31, 1998, as if all such in-the-money options were vested and exercisable as of December 31, 1998.

                                     Option Values at December 31, 1998
                             ---------------------------------------------------
                                 Number of Shares
                              Underlying Unexercised     Value of Unexercised
                                   Options Held        In-the-Money Options (a)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
John J. Mazzola.............     -0-        100,000        -0-        $50,000
Anthony J. Affuso...........     -0-         75,000        -0-         37,500
Douglas E. Barnett..........     -0-         45,000        -0-         22,500
James Duncan................     -0-         40,000        -0-         20,000
Dennis P. Kruse.............     -0-         40,000        -0-         20,000

--------
(a) Calculated as the aggregate closing market price per share of the Company's Class A Common Stock on December 31, 1998, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.

The EDS Retirement Plan

   During 1998 the named executive officers participated in the EDS Retirement Plan which, effective July 1, 1998, was converted from a final average pay plan to a career average pay "cash balance" plan. Benefits under the EDS Retirement Plan provide for annual credits which are added to individual participant's "personal pension accounts" ("PPA"). The PPA is established with an opening balance equal to the present value of the participant's accrued benefit as of June 30, 1998, under the final average earnings formula. Annual credits under the career average pay formula are based on a participant's credited years of service together with age which are divided by 12 where the resulting quotient becomes the annual allocation percentage which is then multiplied by the participant's Earnings to determine the annual accrual amount to be credited to the participant's PPA. Participants' annual allocation percentage is increased for credits (i) if annual compensation in 1998 exceeded $64,800, (ii) if they were hired or rehired by EDS at or after they were age 35 or (iii) if they were age 43 or older on June 30, 1998. Effective April 1, 1999, all UGS employees, including the named executive officers will no longer be eligible to participate in the EDS Retirement Plan and will not be credited with additional accruals. However, each Participant will continue to receive interest credits on the annual balance of their PPA, which will be earned until the earlier of the commencement of distributions or age 65. Effective April 1, 1999, the named executive officers will participate in the newly adopted Unigraphics Solutions Inc. 401(k) Plan, which is a defined contribution plan rather than a final average earnings based formula defined benefit plan.

   "Earnings" under the EDS Retirement Plan generally refer to total annual cash compensation (up to $160,000 for 1998 as limited by the Internal Revenue
Code) for services rendered to the Company and its participating subsidiaries, together with any salary reduction contributions to the EDS 401(k) Plan, and shall exclude extraordinary compensation (such as overseas living allowances, relocation allowances and benefits under any employee benefit plan, such as the UGS 1998 Stock Incentive Plan).

   The following table indicates the estimated annual benefits payable upon retirement to the named executive officers for the specified compensation and years of service classifications under the EDS Retirement Plan. The table shows the July 1, 1998 opening account balance for each named executive which includes accruals under the previous final average earnings formula through June 30, 1998. The table provides the account credits, including the mid-career adjustment credits, and the transition credits added to each named executive's PPA from July 1, 1998 through December. Because Mr. Barnett was not an EDS Retirement Plan participant on June 30, 1998, he had no previous accruals under the plan to convert into an opening PPA balance. Mr. Duncan is not a United States employee and consequently is not eligible to participate in the EDS Retirement Plan.

                           Total Estimated EDS   Total Estimated PPA                       Total
                          Retirement Plan (PPA)  and RA credits for                      Estimated
                           and EDS Restoration       the period       Total Estimated  Annual Single
                         Account (RA) Balance as ending December 31, PPA and RA as of  Life Annuity
Name                         of July 1, 1998            1998         December 31, 1998   at Age 65
----                     ----------------------- ------------------- ----------------- -------------
John Mazzola............        $150,127               $23,096           $173,223         $40,481
Anthony Affuso..........        $174,748               $20,500           $195,248         $52,575
Douglas Barnett.........        $      0               $ 5,010           $  5,010         $ 3,124
Dennis Kruse............        $ 72,373               $13,970           $ 86,343         $28,232

Employment Agreements

   Effective March 1998, the Company entered into employment agreements ("Employment Agreements") with Messrs. Mazzola, Affuso, Barnett, Duncan and Kruse (each an "Executive") which provide for a term of two years, subject to automatic, annual renewals, unless the Executive or the Company provides written notice of termination at least 50 days prior to the expiration or renewal date, as applicable, of the agreement. The Employment Agreements provide for minimum annual base salaries as follows: Mr. Mazzola, $210,000; Mr. Affuso, $200,000; Mr. Barnett, $180,000; Mr. Duncan, $160,000; and Mr.
Kruse, $160,000. The Employment Agreements provided for the following targeted bonuses in respect of 1998, subject to UGS' performance: Mr. Mazzola, $175,000; Mr. Affuso, $100,000; Mr. Duncan, $90,000; and Mr. Kruse, $90,000.
Mr. Barnett's agreement provided for a guaranteed bonus of $90,000 to be paid on or before the first anniversary of his employment. The Employment Agreements also provided for the grant of stock options described in the table above under "Option Grants in Last Fiscal Year." In addition, Messrs. Mazzola, Affuso, Duncan and Kruse were permitted to continue to vest in any previously outstanding awards under the EDS 1996 Incentive Plan as long as such individuals remained employees of UGS. In the event any Executive terminates his employment with UGS for "Cause" (as defined in the Employment Agreements) or UGS terminates any Executive without

Cause, then such Executive will be entitled to receive the equivalent of one year of his then annual salary and bonus and all unvested stock options will vest. The Employment Agreements also include non-competition and non-solicitation obligations which cover the period the Executive is employed by the Company and for twelve months thereafter.

                RELATIONSHIP WITH EDS AND CERTAIN TRANSACTIONS

   The Company was formed on October 2, 1997 and, pursuant to the Reorganization, became the successor to the Unigraphics MCAD business of EDS effective as of January 1, 1998. In connection with the Reorganization and subsequent initial public offering, the Company entered into the agreements with EDS described below.

   Capital Stock. In connection with its formation on October 2, 1997, the Company issued 500 shares of common stock to EDS in consideration for a cash payment of $1,000. Effective January 1, 1998, the Company issued an additional 500 shares of common stock to EDS in consideration for the assets transferred to the Company in connection with the Reorganization. On May 21, 1998, the 1,000 shares of common stock were reclassified into 31,265,000 shares of Class B Common Stock.

   Intercompany Agreement. At the time of the Reorganization, the Company and EDS entered into an Intercompany Agreement (the "Intercompany Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to that agreement, the Company indemnified EDS for liabilities assumed in the Reorganization and against third party claims asserted against EDS as a result of EDS' prior ownership of assets or operation of businesses contributed to the Company and for losses arising from or in connection with the Company's lease of property from EDS. In exchange, EDS indemnified the Company for specified liabilities retained by it in the Reorganization, against third party claims against the Company relating to EDS' businesses and asserted against the Company as a result of the ownership or possession by EDS prior to the Reorganization of any asset contributed to the Company in the Reorganization.

   Management Services Agreement. The Company and EDS have entered into a Management Services Agreement dated January 1, 1998 (the "Management Services Agreement") pursuant to which EDS performs various management services for the Company, including treasury, risk management, tax and similar administrative services. The Company paid EDS approximately $6.4 million for such services in 1998. This agreement provides for the payments of fees to EDS for such services, either on a fixed price or usage basis, which fees are generally designed to approximate EDS' cost of providing the services, as well as a fixed fee equal to 0.5% of the Company's total revenues. The Management Services Agreement will expire on December 31, 2002 unless terminated earlier by either party if EDS and the Company are no longer under common control. Except for certain tax and treasury management services relating to consolidated operations or corporate policy of EDS, which the Company is required to purchase during the term of the Management Services Agreement, the Company or EDS may terminate any service on or after January 1, 2000 with prior notice of not less than five months.

   Tax Sharing Agreement. The Company and EDS have entered into a Tax Sharing Agreement dated January 1, 1998 (the "Tax Sharing Agreement") which provides for the allocation of tax liabilities during the tax periods the Company is part of consolidated federal, state and local income tax returns filed by EDS. In addition, the Tax Sharing Agreement sets out certain benefits and obligations of the Company and EDS for tax matters relating to periods before the Reorganization and for certain benefits and obligations that would affect the Company or EDS in the future if the Company ceased to be a member of EDS' consolidated group for federal income tax purposes. The Tax Sharing Agreement generally requires the Company to pay to EDS the amount of federal, state and local income taxes that the Company would have been required to pay had it and its subsidiaries filed their own tax return or returns and not been included in the EDS consolidated group. The Company is jointly and severally liable for the federal income tax of EDS and the other companies included in the consolidated return for all periods in which the Company is included in the EDS consolidated group. EDS has agreed, however, to indemnify the Company for any liability for taxes reported or required to be reported on a consolidated return. Except for certain items specified in the Tax Sharing Agreement, EDS generally retains any potential tax benefit carry forwards, and remains obligated to pay all taxes, attributable to periods before the Reorganization.

   Intercompany Credit Agreements and Intercompany Note. The Company and EDS are parties to domestic and foreign Intercompany Credit Agreements dated January 1, 1998 (the "Intercompany Credit Agreements") pursuant to which the Company is required to borrow from EDS, and EDS is required to lend to the Company, amounts required by the Company to fund its daily cash requirements. The maximum amount that the Company may borrow at any time from EDS under the Intercompany Credit Agreements (together with the other non-U.S. credit agreements referred to below) is $70 million. There were no amounts borrowed by UGS under the Intercompany Credit Agreements as of December 31, 1998. Also, under the Intercompany Credit Agreements, the Company is required to lend to EDS all excess cash of the Company. As of December 31, 1998, the amount borrowed by EDS was $20.7 million; and the largest amount of indebtedness outstanding borrowed by EDS at any time since January 1, 1998 was $26.8 million. The interest rate to be charged to the Company is the sum of the one-month London Bank Interbank Offered Rate plus 0.5%. The interest rate to be charged to EDS is the one-month London Interbank Bid Rate minus 0.5%. On any business day that the Company has excess cash available, it must use that cash to repay any outstanding loans it has under the Intercompany Credit Agreements or make an advance to EDS if no loans are outstanding. The Intercompany Credit Agreements will terminate on December 31, 2002, unless earlier terminated at the election of one of the parties upon the occurrence of certain events, including the termination of the Management Services Agreement or the cessation of EDS' beneficial ownership of 50% or more of the capital stock of the Company. The net interest paid to EDS under the Intercompany Credit Agreements was $4.5 million in 1998.

   In connection with the acquisition (the "Solid Edge Acquisition") of the MCAD business of Intergraph Corporation on March 2, 1998, the Company borrowed $107 million from EDS pursuant to the Intercompany Credit Agreements. In addition, effective March 6, 1998, the Company issued to EDS, as a dividend, a note in the principal amount of $73 million (the "Intercompany Note"). The Intercompany Note bears interest, payable semiannually, at the one-month London Interbank Bid Rate minus 0.5%, and matures on March 6, 2001. The amounts advanced by EDS to the Company under the Intercompany Credit Agreements in respect of the Solid Edge Acquisition, as well as a portion of the amount outstanding under the Intercompany Note, were repaid to EDS with the net proceeds of the Company's initial public offering and cash generated from operations. The amount outstanding under the Intercompany Note as of December 31, 1998 was $55.1 million.

   GM Subcontract. In connection with the split-off of EDS from General Motors Corporation ("GM") in June 1996, EDS entered into a Master Service Agreement (the "EDS/GM MSA") and certain related agreements pursuant to which EDS serves as GM's principal, supplier of information technology on a worldwide basis for an initial term of 10 years. The EDS/GM MSA serves as the framework for the negotiation and operation of service agreements between GM and EDS related to certain "in scope" services (as defined in the EDS/GM MSA). EDS and GM entered into a Unigraphics Software Corporate License Agreement, effective as of July 1, 1996 (the "EDS/GM Site License Agreement"), which provided for the sale of GM of a perpetual license of up to 10,000 seats of Unigraphics, including IMAN, and the provision of three years of maintenance services for such products. These products and services are "in scope" services under the EDS/GM MSA. The EDS/GM Site License Agreement terminates on June 30, 1999. In connection with the Reorganization, EDS and the Company entered into a Memorandum of Understanding, effective January 1, 1998 (the "GM Subcontract"), pursuant to which the Company receives all revenues and performs EDS' obligations under the EDS/GM Site License Agreement and agrees to cooperate with EDS in providing additional products and services to GM under the EDS/GM MSA. The GM Subcontract further provides that the Company may provide directly to GM products and services that are outside of the scope of the EDS/GM MSA. Approximately 34%, or $139.4 million, of the Company's 1996 revenue was attributable to products and services provided to GM. Although only approximately 9% of the Company's 1998 revenue was attributable to the products and services provided to GM, approximately 17% of the Company's accounts receivable balance at December 31, 1998 was related to products and services provided to GM.

   Registration Rights Agreement. In connection with the Company's initial public offering it entered into a Registration Rights Agreement with EDS (the "Registration Rights Agreement") pursuant to which EDS may demand registration under the Securities Act of 1933 shares of the Company's capital stock held by it at any time. So long as EDS owns capital stock of the Company representing more than 20% of the total voting power of all classes of stock of the Company outstanding, EDS may exercise this "demand registration" at any time and on an unlimited number of occasions. Transferees of EDS (and EDS upon a reduction in its ownership to less than 20% of the voting power) may only exercise this demand registration right three times. If EDS owns less than 50% of the total voting power of all classes of stock of the Company outstanding, the Company may postpone a demand registration under certain customary circumstances. In addition, at any time prior to the tenth anniversary of the date of the Registration Rights Agreement, EDS may request the Company to include shares of the Company's capital stock held by it in any registration proposed by the Company of such capital stock under the Securities Act of 1933. The Registration Rights Agreement contains provisions regarding the pro rata payment of expenses by the Company and EDS and regarding mutual indemnification agreements for certain securities laws violations.

   Sublease Agreements. At the time of the Reorganization, the Company entered into sublease agreements with EDS covering substantially all of the real property occupied by the Company at the time of the Reorganization. The terms of such sublease agreements incorporate the financial and other material terms of EDS' lease agreements for the subject property (other than the sublease for the Company's St. Louis headquarters for which the rental rate charged to the Company was reduced to reflect then-current market rates). The Company paid to EDS annual aggregate rental payments of approximately $12.5 million in 1998 in respect of all real property leased or subleased from EDS.

PROPOSAL 2: APPROVAL OF THE UNIGRAPHICS SOLUTIONS INC. EMPLOYEE STOCK PURCHASE
                                     PLAN

   On March 29, 1999, the Board of Directors adopted the Unigraphics Solutions Inc. Employee Stock Purchase Plan (the "ESPP"), which will become effective on April 15, 1999 and is subject to stockholder approval. The purpose of the ESPP is to attract, retain and motivate employees of the Company and its designated subsidiaries and provide them an incentive to contribute to and share in the continued success of the Company. The ESPP provides eligible employees the opportunity to purchase Class A Common Stock, $.01 par value per share, of the Company ("Common Stock") through accumulated payroll deductions during the offering periods under the ESPP. The ESPP is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). If stockholder approval is not obtained at this Meeting, the ESPP will be void and of no effect, and amounts withheld from participating employees will be returned to them. Electronic Data Systems Corporation has indicated to the Company that it intends to vote its shares for approval of the ESPP.

Summary of the ESPP

   The full text of the ESPP is set forth in Exhibit A to this Proxy Statement. The following summary of the material features of the ESPP is qualified in its entirety by reference to the text of the ESPP.

   The ESPP will be administered by the Compensation Committee of the Board of Directors (the "Committee"), and the administrator appointed by the Committee. A total of 500,000 shares of Class A Common Stock have been reserved for purchase under the ESPP, subject to antidilution adjustments as provided in the ESPP. These shares may be shares acquired by the Company or by an independent plan administrator on behalf of the Company in open market or privately negotiated transactions, previously acquired treasury shares, or authorized but unissued shares.

   The Committee is responsible for the administration of the ESPP and has the authority to: (i) determine the effective date of an offering of shares and the purchase period in which payroll deductions may be made for the purchase of such shares; (ii) determine the purchase price of the shares to be purchased; (iii) adopt, amend, and rescind any rules deemed desirable and appropriate for the administration of the ESPP and not inconsistent with the ESPP; (iv) construe and interpret the ESPP; and (v) make all other determinations as necessary or advisable for the administration of the ESPP.

   The Board of Directors or the Committee may amend, suspend or terminate the ESPP at any time in accordance with the terms of the ESPP, provided that no amendment may change any option granted under the ESPP which adversely affects the rights of the holder of such option. However, stockholder approval will be required for any amendment that increases the maximum number of shares issuable under the ESPP or modifies the provisions of the ESPP governing eligibility to participate in the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be promptly refunded.

   Other than highly compensated employees excluded from participation in the ESPP by the Committee, employees who are customarily employed by the Company or a designated subsidiary at least 20 hours per week and more than five months per year are eligible to participate in the ESPP. Participation in the ESPP is voluntary. Employees may enroll in the ESPP by completing a participation agreement authorizing payroll deductions, on an after-tax basis, specifying the date on which participation in the Plan is to commence, and filing the participation agreement with the ESPP administrator at any time prior to the beginning of the next payroll period in which payroll deductions will be made. The participation agreement will continue in effect for subsequent offering periods if the participating employee remains an eligible employee and has not withdrawn the participation agreement.

   The Committee may appoint an independent third party to administer the ESPP. The ESPP administrator will maintain a payroll deduction account for each participant. At the discretion of the Committee, such payroll deduction account may be a custodial account held by an independent ESPP administrator and the cash balance accumulated in a participant's payroll deduction account may accrue interest during each purchase period. Until the accumulated cash balances in payroll deduction accounts are applied to purchase shares of Common Stock at the end of a purchase period or refunded to each participant in accordance with the ESPP, the Company may use such funds for its general corporate purposes.

   The Committee will determine when an offering period to purchase shares begins and the duration of each offering. During each offering period, purchase periods will be established whereby participants of the ESPP may have deductions made from his or her compensation to purchase shares available during the offering. A purchase period may be the same as an offering period but may not end more than 27 months from the effective date of the offering. With respect to any offering under the Plan, a participant may authorize a payroll deduction up to a maximum of 10% of compensation he or she receives during the purchase period specified in the offering. All payroll deductions made by a participant are credited to his or her account. At any time prior to the end of a purchase period, a participant may change or temporarily discontinue payroll deductions by filing a new payroll deduction authorization form. However, a participant may not change a payroll deduction more than twice, or temporarily discontinue a payroll deduction more than once, during any purchase period.

   During an offering, the Company will grant to each eligible employee who is then a participant in the ESPP an option to purchase, at the option price provided in the following paragraph, the largest number of whole shares of Common Stock as does not exceed the number of shares determined by dividing:
(i) 15% of the employee's monthly base salary, determined as of the effective date of the offering or the commencement of such Participant's eligibility to participate in the offering, whichever is later, multiplied by the number of months in the offering period or the number of months such participant is eligible to participate in the offering, whichever is less; by (ii) the fair market value of a share determined as of the effective date of the offering. A participant may not purchase shares of Common Stock in excess of this amount during the applicable offering period. Furthermore, a participant will not be granted an option to purchase shares during an offering if, as a result:

  . the participant would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary, or

  . such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and any of its subsidiaries or parent corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined at the time such option is granted, for each calendar year in which such option is outstanding at any time.

   The purchase price for each share purchased pursuant to the ESPP will be determined as specified by the Committee prior to the commencement of each offering and shall not be less than the lesser of (i) 85% of the fair market value (as determined pursuant to Section 12 of the ESPP) of the Common Stock on the date of grant of the option; or (ii) 85% of such fair market value at the time the option is exercised. Shares of Common Stock purchased under the ESPP may not be sold or transferred within two years of the date of purchase unless they are first offered to the Company at the lesser of: (i) the price originally paid for the shares, or (ii) the fair market value per share of the Common Stock on the date the shares are offered to the Company. A participant may not transfer any rights to purchase shares of Common Stock under the ESPP and may exercise such rights only during his or her lifetime.

   Unless a participant withdraws from the ESPP, his or her payroll deduction account will be totaled on the last day of the purchase period. If on this date the payroll deduction account of a participant has at least an amount equal to the purchase price of one share of Common Stock, the participant shall be deemed to have exercised his or her option at the purchase price as determined under the ESPP and shall be deemed to have purchased the number of whole shares of Common Stock that his or her accumulated payroll deductions (and accrued interest, if any, on such amounts) on such date will pay for, but not in excess of the maximum number determined in the manner set forth above. At the end of each purchase period, the remaining balance in a participant's payroll deduction account shall be applied toward purchases during the next purchase period in the same offering. At the end of the offering period, any remaining balance shall be refunded to the participant.

   A Participant, at any time and for any reason, may withdraw the entire cash balance then accumulated in his or her payroll deduction account and thereby withdraw from participating in an offering. Upon withdrawal of the cash balance in a payroll deduction account, the Participant will cease to be eligible to participate in the offering pursuant to which the withdrawn funds were withheld. Partial withdrawals are not permitted. Any cash balance withdrawn may not be transferred to any payroll deduction account maintained for the employee pursuant to another offering, whether under the ESPP or under another plan. A participant who has withdrawn may re-enroll in the next offering.

Federal Income Tax Consequences

   A participating employee will not recognize income at the time rights to purchase shares are granted to him or her or when the employee exercises such rights and purchases shares of Common Stock under the ESPP during an offering. If an employee (i) dies prior to disposing Common Stock acquired under the ESPP or (ii) sells or otherwise disposes of such Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), and if the purchase price is less than the fair market value on the Grant Date, the participant will realize ordinary income equal to the lesser of (a) the excess of the fair market value of the Common Stock on the Grant Date over the purchase price or (b) the excess of the fair market value of the Common Stock on the date of death or disposition over the price at which the participant purchased the Common Stock. Any gain upon sale or other disposition in excess of the lesser of the amounts in (a) or (b) above, if applicable, and, if not, any gain would be treated as a long-term capital gain. If the sale price of the Common Sock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

   If a participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. A Participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the Participant has held the Common Stock for a shorter period.

   Under current tax law, long-term capital gain will be taxable at a maximum federal rate of 20%, and short-term capital gain and ordinary income will be taxable at a maximum federal rate of 39.6%. However, the effective rate may be higher due to the phase-out of the deduction for personal exemptions and otherwise deductible expenses if adjusted gross income exceeds certain levels. Phase-outs of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a Medicare tax and, under certain circumstances, a social security tax.

   The Company is not subject to any tax consequences due to the offering of Common Stock under the ESPP. Moreover, in general, the Company is not subject to any tax consequences due to the purchase or the sale of Common Stock acquired under the ESPP. However, the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

   The amount that a participant elects to have deducted from his or her base pay for the purchase of Common Stock under the ESPP constitutes taxable wages and is subject to withholding. Moreover, the Company will have a withholding obligation with respect to ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. The Company will require any affected employee to make arrangements to satisfy this withholding obligation.

   Interest, if any, paid on a participant's cash balance in his or her payroll deduction account is ordinary income to the participant.

                                     * * *

   Approval of this proposal requires the affirmative vote of a majority of the votes eligible to be cast at a meeting of the stockholders of the Company voting as a single class. Accordingly, abstentions and non-votes will have the effect of votes against these proposals.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE UNIGRAPHICS SOLUTIONS INC. EMPLOYEE STOCK PURCHASE PLAN.

                             INDEPENDENT AUDITORS

   KPMG LLP was the auditor for the fiscal year ended December 31, 1998, and the Audit Committee intends to select KPMG LLP as auditor for the year ending December 31, 1999. A representative of KPMG LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   Under SEC rules, stockholder proposals intended to be presented at the 2000 Annual Meeting and included in the proxy materials for that meeting must be received no later than December 1, 1999. Proposals may be mailed to the Secretary of UGS, 13736 Riverport Drive, Maryland Heights, Missouri 63043. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

   Our Bylaws provide for certain procedures which stockholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. Generally, the stockholder must notify the Secretary of UGS of the nomination or proposal not less than 90 days nor more than 120 days before the first anniversary of the previous years' annual meeting (or, in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, not earlier than the 120th day prior to such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Bylaws, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 120th day before such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made. In the case of special meetings of stockholders, only such business as is set forth in the notice of meeting may be conducted. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

   Such stockholders must be entitled to vote at the meeting and be holders of record at the time they furnish such notice. The notice must be delivered to the Secretary at our principal executive officers and include the name and address of the stockholder and of any beneficial owner, if any, on whose behalf the proposal or nomination is made, and the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner. If the notice relates to a nomination for director, it must also set forth all information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a director, if elected). Notice of an item of business is also required to include a description of the proposed business, the reason for conducting the proposed business at the annual meeting and any material interest in such business of such stockholder and any beneficial owner, if any, on whose behalf the proposal is made. Copies of our Bylaws are available from the Secretary of UGS.

   The foregoing requirements do not apply to EDS or its affiliates prior to the date EDS ceases to be the beneficial owner of at least a majority of the voting power of the voting stock of the Company then outstanding. These Bylaw requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                                   Form 10-K

   A copy of UGS' Annual Report on Form 10-K as filed with the SEC is included with this Proxy Statement, as well as a Summary Annual Report. UGS will provide an additional copy of the Form 10-K to any stockholder upon written request to UGS Investor Relations, 13736 Riverport Drive, Maryland Heights, Missouri 63043.

                                          By order of the Board of Directors,


                                          /s/ Douglas E. Barnett
                                             ---------------------------------
                                          Douglas E. Barnett
                                          Vice President, Chief Financial
                                           Officer
                                          and Secretary

April 8, 1999

                                                                      EXHIBIT A

                          UNIGRAPHICS SOLUTIONS INC.
                         EMPLOYEE STOCK PURCHASE PLAN

1. Name and Purpose

   The name of this Plan is the "Unigraphics Solutions Inc. Employee Stock Purchase Plan" (hereinafter referred to as the "Plan"). The purpose of the Plan is to attract, retain and motivate employees of Unigraphics Solutions Inc., a Delaware corporation ("Unigraphics"), and its designated subsidiaries, and provide them an incentive to contribute to and share in the continued success of Unigraphics and its subsidiaries by enabling such employees to acquire shares of Class A Common Stock, $.01 par value per share (the "Unigraphics Stock"), of Unigraphics, in the manner contemplated by the Plan. Rights to purchase Unigraphics Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Amount of Stock Subject to the Plan; Payment of Shares

   The total number of shares of Unigraphics Stock that may be purchased pursuant to rights of purchase granted under the Plan shall not exceed 500,000 shares of the authorized Unigraphics Stock. In the discretion of the Board of Directors of Unigraphics (the "Board of Directors") or its delegate, such shares may be: (i) shares acquired by the Company or an independent plan administrator in open market or privately negotiated transactions; (ii) treasury shares previously acquired by Unigraphics; or (iii) authorized but unissued shares. If a right of purchase under the Plan expires or is terminated unexercised for any reason, the shares as to which such right so expired or terminated again may be made subject to a right of purchase under the Plan. Notwithstanding anything to the contrary herein, if the total number of shares which would otherwise be subject to options granted under the Plan exceeds the total number of shares then available for purchase under the Plan or any limit on the number of shares that may be purchased during an offering as specified by the Committee in accordance Sections 5 and 10 (after deduction of all shares for which options have been exercised or are then outstanding), Unigraphics shall make a pro rata allocation of the shares remaining available for option in as uniform manner as shall be practicable and as it shall determine to be equitable. In such event, Unigraphics shall give written notice of such reduction of the number of shares subject to the option to each employee affected thereby and shall similarly reduce the rate of contributions, if necessary.

3. Administration

   The Compensation Committee of the Board of Directors (the "Committee") shall appoint or engage any person or persons as an administrator (the "Administrator") of the Plan, who may be, but shall not be required to be, a member of the Committee. Any person engaged or delegated to be the Administrator who is not an employee of Unigraphics, shall be required to be bonded and insured for errors and omissions insurance in such amounts and by such carrier as is deemed suitable and appropriate by the Committee. The Committee and the Administrator shall administer the Plan all as provided herein. The Committee shall hold meetings at such times and places as it may determine and may take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such other persons as it deems necessary for proper administration of the Plan. Subject to the express provisions of the Plan and the requirements of applicable law, the Committee shall have authority, in its discretion, to determine when each offering hereunder of rights to purchase shares (hereinafter "offering") shall be made, the duration of each offering, the dates on which the purchase period for each offering shall begin and end, the total number of shares subject to each offering, the purchase price of shares subject to each offering and the exclusion of any classes of employees pursuant to Section 4(ii). Subject to the express provisions of the Plan, the Committee has discretionary authority:
(a) to construe offerings, the Plan and the respective rights to purchase shares; (b) to prescribe, amend and rescind rules and regulations relating to the Plan; and (c) to make all other determinations necessary or advisable for administering and carrying out the purposes of the Plan. The determination of the Committee with respect to matters referred to in this Section 3 as within its province shall be conclusive, except that, to the extent required by law or by the Certificate of Incorporation or By-Laws of Unigraphics, the terms of any offering shall be subject to ratification by the Board of Directors or the Committee prior to the effective date of such offering.

4. Eligibility

   No right to purchase shares shall be granted hereunder to a person who is not an employee of Unigraphics or a subsidiary corporation, now existing or hereafter formed or acquired. As used in the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings respectively given to such terms in Sections 424(e) and 424(f) of the Code. Each offering shall be made to all employees of Unigraphics and to all employees of any subsidiary corporation as is designated by the Committee to participate in the Plan, excluding: (i) employees whose customary employment is 20 hours or less per week or not more than five months in any calendar year; (ii) in the discretion of the Committee, as specified in the terms of any offering, "highly compensated employees" within the meaning of Section 414(q) of the Code; and (iii) any employee who, immediately after the grant of a right to purchase stock pursuant to an offering, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employee's employer or of any subsidiary or parent corporation of the employee's employer (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; shares that the employee may purchase under outstanding rights of purchase and options shall be treated as stock owned by him; and the Committee and the Administrator may rely on representations of fact made to them by the employee and believed by them to be true).

5. Offerings

   The Committee may make grants to all eligible employees of Unigraphics and to all eligible employees of any subsidiary corporation as is designated by the Committee to participate in the Plan of rights to purchase shares under the terms hereinafter set forth. The Committee shall have the authority to specify the terms and conditions of each offering, including its effective date, the duration of such offering and the purchase period thereunder, the number of shares that may be purchased thereunder, the purchase price for such shares and the class of employees, if any, that are to be excluded pursuant to
Section 4(ii). During the purchase period specified in the terms of an offering (or during such portion thereof as an eligible employee may elect to participate), payroll deductions shall be made from such employee's compensation pursuant to Sections 6 and 7. Any stated purchase period shall end no later than 27 months from the effective date of any offering hereunder. The measure of an employee's participation in an offering shall be such employee's total compensation for the purchase period specified in such offering (or for such portion thereof as the employee is eligible to participate), subject to appropriate adjustments that would exclude items such as reimbursement of moving, travel, trade or business expenses.

6. Participation

   An employee eligible on the effective date of an offering or thereafter during the offering may participate in such offering by completing a participation agreement (in such form and manner as may be approved by the Board of Directors or the Committee) and forwarding it to the Administrator at any time prior to the beginning of the next payroll period in which payroll deductions will be made. Using the participation agreement, the employee must authorize a regular payroll deduction from the employee's compensation and must specify the date on which such employee's deduction and participation in the Plan is to commence, which may not be retroactive. An employee shall be considered a "Participant" in the Plan as of the payroll date of the first payroll deduction. By submitting a participation agreement, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a firm approved by the Board of Directors or the Committee which shall serve as custodial agent for the purpose of holding shares purchased under the Plan.

7. Deductions

   With respect to any offering made under the Plan, an employee may authorize a payroll deduction of any whole percentage up to a maximum of 10% of the total compensation he or she receives during the purchase period specified in an offering (or during such portion thereof as he or she may be eligible or elect to participate). All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

8. Deduction Changes

   At any time prior to the end of the applicable purchase period, a Participant may change or temporarily discontinue payroll deductions by filing a new payroll deduction authorization form. Notwithstanding, no Participant shall be entitled to change a payroll deduction more than twice or to temporarily discontinue a payroll deduction more than once during any purchase period. In addition, no such change or discontinuance shall become effective sooner than the next payroll period after the Participant properly registered a change to the payroll deduction authorization information then on file with the Administrator.

9. Withdrawal of Funds

   A Participant may at any time and for any reason withdraw the entire cash balance then accumulated in such Participant's payroll deduction account and thereby withdraw from participating in an offering. Upon withdrawal of the cash balance in a payroll deduction account, such Participant shall cease to be eligible to participate in the offering pursuant to which the withdrawn funds were withheld. Partial withdrawals shall not be permitted. Any cash balance withdrawn in accordance with this Section 9 may not be transferred to any payroll deduction account maintained for the employee pursuant to another offering, whether under the Plan or under another such plan.

10. Right of Purchase--Option for a Maximum Number of Shares

   The right of an employee to purchase stock pursuant to an offering under the Plan shall be an "option" (and an offering shall be the "grant" of such option). Notwithstanding any other provision hereunder, during any offering, no Participant may purchase more than the maximum number of shares determined by dividing: (i) 15% of the employee's monthly base salary, determined as of the date of the offering or the commencement of such Participant's participation in the offering (in accordance with Section 6), whichever is later, multiplied by the number of months in the offering period or, if the Participant begins participating after the commencement of the offering, the number of months such Participant can participate in the offering, whichever is less; by (ii) the fair market value of a share determined as of the date of the offering in the manner set forth in Section 12. Subject to the foregoing sentence, the Committee, in its sole discretion, may also impose per-Participant and aggregate limits on the number of shares that may be purchased under the Plan during any offering.

11. Maximum Allotment of Rights of Purchase

   Any right to purchase shares under the Plan shall be subject to the limitations of Section 423(b)(8) of the Code (generally limiting accrual of the right of any employee to purchase shares under all employee stock purchase plans of Unigraphics and any subsidiary or parent corporation, qualified under
Section 423 of the Code, to an annual rate of $25,000 in fair market value).

12. Purchase Price

   The purchase price for each share under each right of purchase granted pursuant to an offering shall be not less than the lesser of: (i) an amount equal to 85% of the fair market value (defined below) of such share at the time the right to purchase is granted; or (ii) an amount equal to 85% of the fair market value of such share at the time the right to purchase is exercised. The "fair market value" of a share of Unigraphics Stock on any given date shall be the mean between the high and low sale prices on the New York Stock Exchange Composite Tape for Unigraphics Stock, as reported by the Dow Jones News/Retrieval Service of Dow Jones and Company, Inc., on such date or on the date immediately prior thereto on which such prices for Unigraphics Stock are so reported or, if not so reported, as reported in a newspaper of national circulation selected by the Committee or, in case no such sales take place on such date, the mean of the closing bid and asked prices (regular way) on the New York Stock Exchange Composite Tape on such date or, if the Unigraphics Stock is not then listed or admitted to trading on the New York Stock Exchange, the mean between the high and low sale prices on such date or, in case no sales take place on such date, the mean of the closing bid and asked prices (regular way) on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any principal national securities exchange, then the last reported sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System or, if such sale prices shall not be reported thereon, the mean of the closing bid and asked prices as reported thereon, or if such prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, the mean of two appraisals of fair market value, each of which shall be furnished by a New York Stock Exchange member firm selected by the Committee for that purpose. In the event the funds in the payroll deduction account of a participating employee are in a currency other than United States dollars on any investment date (as defined below), for purposes of determining the maximum whole number of shares that may be purchased pursuant to Section 13, such funds shall be deemed to have been converted into United States dollars based upon the foreign exchange selling rates, as reported by the Dow Jones News/Retrieval Service of Dow Jones and Company, Inc., on such date, or if not so reported on such date, as reported on the next preceding date on which such rates are reported.

13. Method of Payment

   As of the last day of each purchase period (each of such dates being known as an "investment date"), the payroll deduction account of each Participant shall be totaled. If on an investment date, the payroll deduction account of a Participant has at least an amount equal to the purchase price of one whole share of Unigraphics Stock then, on such investment date such Participant shall purchase, without any further action, the maximum whole number of shares (subject to the limitation provided in Section 10) possible at the fair market value of such shares as determined in accordance with Section 12 together with any fees or charges associated with such purchase that can be purchased with the funds in such Participant's payroll deduction account, provided that fractional shares may not be purchased. The Participant's payroll deduction account shall be charged for the amount of the purchase and a stock certificate shall be issued for the benefit of the Participant as soon thereafter as practicable for the shares so purchased, which certificate may be issued in nominee name. Participant's payroll deduction account at the end of each purchase period shall be applied toward purchases during the next purchase period in the same offering. Except as provided otherwise by the Committee in connection with any offering, all funds in payroll deduction accounts may be used by Unigraphics for its general corporate purposes as the Board of Directors shall determine. However, the last purchase on the last investment date of an offering shall be for the maximum whole number of shares (subject to the limitation provided in Section 10) possible that can be purchased with the funds available in such Participant's payroll deduction account, and all cash remaining in such Participant's payroll deduction account thereafter shall be returned to the Participant.

14. Issuance of Certificates and Payment of Expenses

   Upon request and after expiration of applicable restrictions, certificates representing shares purchased under the Plan may be issued in the name of the employee or, if he/she so indicates on an appropriate form: (i) in such Participant's name jointly with a member of such Participant's family, with right of survivorship; (ii) in the name of a fiduciary for the employee (in the event the employee is under a legal disability to have certificates issued in such Participant's name); or (iii) in a manner giving effect to the status of such shares as community property in jurisdictions where applicable. Upon termination of employment, certificates representing both restricted and nonrestricted shares purchased under the Plan will be issued in the name of the employee and forwarded to such Participant's account address on file with the Plan's transfer agent of record. In the event of a final non-appealable court-ordered account distribution, certificates representing both restricted and nonrestricted shares purchased under the Plan will be issued in the name and to the address specified in the court documents provided to the office of the Administrator. Unigraphics shall pay all issue or initial transfer taxes of Unigraphics with respect to the issuance or initial transfer of shares, as well as all fees and expenses necessarily incurred by Unigraphics in connection with such issuance or initial transfer.

15. Condition Upon Issuance of Shares

   Notwithstanding anything to the contrary in the Plan, shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic, or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for Unigraphics with respect to such compliance. Based on the foregoing, the terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and options granted under the Plan shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

16. Rights as a Stockholder

   A Participant shall have no rights as a stockholder with respect to any shares covered by a right of purchase until a stock certificate for such shares is issued to the benefit of such Participant, which stock certificate may be issued in nominee name. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or in other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 20.

17. Sale of Stock

   Shares of stock purchased under the Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to Unigraphics (as designated by the Committee) at the lesser of: (i) the price originally paid for the shares; or (ii) the fair market value (as determined in accordance with Section 12) per share of Unigraphics Stock on the date the shares are offered to Unigraphics. Unigraphics must accept or reject this offer at the office of the Administrator within five business days of receipt of the offer. Shares issued under the Plan will carry a restrictive legend to this effect.

18. Purchase for Investment

   The Committee may require each person purchasing shares pursuant to an option to represent to and agree with Unigraphics in writing that such person is acquiring the shares for investment and without a view to distribution or resale.

19. Rights Not Transferable

   Rights to purchase shares under the Plan are not transferable by a participating employee and may be exercised only by such Participant during such Participant's lifetime.

20. Adjustment of Shares

   If any change is made in the number, class or rights of shares subject to the Plan or subject to any offering under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding rights of purchase as shall be equitable to prevent dilution or enlargement of such rights; provided, however, that any such adjustment shall comply with the rules of Section 424(a) of the Code if the transaction is one described in said Section 424(a).

21. Retirement, Termination and Death

   In the event of a Participant's retirement or termination of employment, the amount in any Participant's payroll deduction account shall be refunded to such Participant and the restricted and nonrestricted shares of stock held for such Participant's benefit by the Plan shall be issued to such Participant, and in the event of such Participant's death, such amount and stock shall be paid and issued to such Participant's estate.

22. Amendment of the Plan

   This Plan may be amended at any time by the Board of Directors or the Committee, provided that no amendment may change any option granted under the Plan which adversely affects the rights of the holder of such option. Notwithstanding the foregoing, without the approval of the stockholders of Unigraphics entitled to vote thereon, no amendment shall become effective if it would: (i) increase the number of shares reserved for rights of purchase under the Plan; or (ii) modify the provisions of this Plan that govern eligibility for participation in the Plan.

23. Termination of the Plan

   The Board of Directors or the Committee may suspend or terminate the Plan at any time. Any cash balances remaining in Participants' payroll deduction accounts upon termination of the Plan shall be refunded as soon thereafter as practicable. The powers of the Committee provided by Section 3 to construe and administer any right to purchase shares granted prior to the termination of the Plan shall nevertheless continue after such termination.

24. Listing of Shares and Related Matters

   If at any time the Committee shall determine, based on opinion of counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or Federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to counsel.

25. Third Party Beneficiaries

   None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participant. A Participant may not create a lien on any portion of the cash balance accumulated in such Participant's payroll deduction account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participant's benefit.

26. General Provisions

   The Plan shall neither impose any obligation on Unigraphics or on any subsidiary corporation to continue the employment of any Participant or eligible employee, nor impose any obligation on any Participant to remain in the employ of Unigraphics or of any subsidiary corporation. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such Section. For purposes of the Plan, the transfer of an employee from employment with Unigraphics to employment with a subsidiary of Unigraphics, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

27. No Effect on Other Benefits

   The grant of options under the Plan shall have no effect on any other benefits to which a Participant may be entitled from Unigraphics or of any subsidiary corporation, under a another plan or otherwise, or preclude a Participant from receiving any such benefits.

28. Interest

   Absent a determination to the contrary by the Committee, in its sole discretion, no interest shall accrue on any of the cash balance accumulated in a Participant's payroll deduction account.

29. Notices

   All notices or other communications by a Participant to the Committee or the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee or the Administrator at the location, or by the person, designated by the Committee or the Administrator for the receipt thereof.

30. Governing Law

   Except where jurisdiction is exclusive to the federal courts or except as governed by federal law, the Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

31. Effective Date

   The Plan shall be effective as of April 15, 1999; provided, however, that no purchase period under the Plan may begin until a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan has become effective; and provided further that the Plan shall be approved by the stockholders of Unigraphics within one year before or after approval by the Board of Directors. Any offerings made prior to the approval by the stockholders of Unigraphics and options granted under such offerings shall be void if such approval is not obtained.

32. Deposit of Certificated Shares

   Any employee of Unigraphics who holds Unigraphics Stock certificates issued in any manner specified in Section 14(i)-(iii) representing shares of Unigraphics Stock, may deposit the Unigraphics Stock certificates into the brokerage account, if any, established for the purpose of holding shares purchased under the Plan by transferring such shares into nominee name. Any such transfer of certificated shares shall be made pursuant to procedures established by the Administrator. Any employee who elects to transfer shares into nominee name pursuant to this Section is not required to participate pursuant to Plan Sections 6 and 7.

33. Retirees

   Notwithstanding anything to the contrary in Section 14 or elsewhere in the Plan, Retirees who, by reason of Section 6 acquired shares pursuant to the Plan, may continue to hold such shares in nominee name but may not purchase any additional shares pursuant to Sections 6 and 7.

--------------------------------------------------------------------------------

     [_]

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.)

1. Election of Directors

FOR all nominees listed below [X]

WITHHOLD AUTHORITY to vote for all nominees listed below [X]

*EXCEPTIONS [X]

Nominees: John A. Adams and John J. Mazzola
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________


2. Approval of Unigraphics Solutions Inc. Employee Stock Purchase Plan.

   FOR [X]  AGAINST [X]  ABSTAIN [x]

This proxy will be voted as specified. If no specification is made, this proxy will be voted for Proposal 1 and Proposal 2 and in the discretion of the proxies upon such other business as may properly come before this meeting and any adjournments or postponements thereof.

Change of Address and or Comments Mark Here [X]

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. If stock is owned in joint names, all should sign.

Dated:_______________________________

_____________________________________
             Signature

_____________________________________
             Signature

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

Votes must be indicated (x) in Black or Blue ink. [X]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          UNIGRAPHICS SOLUTIONS INC.

                         PROXY/VOTING INSTRUCTION CARD

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       UNIGRAPHICS SOLUTIONS INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                ON MAY 19, 1999

     The undersigned hereby authorizes Jeffrey M. Heller, John J. Mazzola and J. Randall Walti, and each or any of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned, with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at the Radisson Hotel -- St. Louis Airport, 11228 Lone Eagle Drive, Bridgeton, Missouri 63044, on May 19, 1999 at 11:00 A.M., Central Time, or any adjournment or postponement thereof, the number of shares of Class A Common Stock or Class B Common Stock which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Address Change/Comments:________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE BOXES FOR "COMMENTS/CHANGE OF ADDRESS" ON THE REVERSE SIDE OF THIS CARD SO THAT YOUR COMMENTS CAN BE DIRECTED TO THE APPROPRIATE GROUP FOR REVIEW.)

UNIGRAPHICS SOLUTIONS INC.
P.O. BOX 11200
NEW YORK, N.Y. 10203-0200

(CONTINUED, AND PLEASE SIGN ON REVERSE SIDE.)

--------------------------------------------------------------------------------